Exhibit 99.1

Press Release August 16, 2024
7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces Third Quarter 2024 Cash Dividend

FORT WAYNE, INDIANA, August 16, 2024 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors declared a third quarter cash dividend of $0.46 per common share. The dividend is payable to shareholders of record at the close of business on September 30, 2024 and is payable on or about October 11, 2024.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact: Investor Relations — +1.260.969.3500